                            STOCK PURCHASE AGREEMENT

                                     BETWEEN





                                XATA CORPORATION
                                       AND
                   JOHN DEERE SPECIAL TECHNOLOGIES GROUP, INC








                                 AUGUST 30, 2000

                                    CONTENTS


ARTICLE I                     PURCHASE AND SALE OF SHARES                   1
                              AND CONVERSION OF DEBT TO EQUITY

ARTICLE II                    CLOSINGS: DELIVERIES                          2

ARTICLE III                   REPRESENTATIONS AND WARRANTIES                3
                              OF THE COMPANY

ARTICLE IV                    REPRESENTATIONS AND WARRANTIES               13
                              OF THE INVESTOR

ARTICLE V                     CONDITIONS TO CLOSING                        15
                              OF THE COMPANY

ARTICLE VI                    CONDITIONS TO CLOSING                        15
                              OF THE INVESTOR

ARTICLE VII                   COVENANTS OF THE COMPANY                     18

ARTICLE VIII                  INDEMNIFICATION                              22

ARTICLE IX                    MISCELLANEOUS                                23

ARTICLE X                     TERMINATION                                  27

EXHIBIT "A"                   LIST OF SCHEDULES

EXHIBIT "B"                   STOCK SUMMARY

EXHIBIT 1.2                   FORM OF NOTE OPTION NOTICE


                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 30th day of August, 2000, by and between JOHN DEERE SPECIAL TECHNOLOGIES GROUP, INC., a Delaware corporation (the "Investor"), and XATA CORPORATION, a Minnesota corporation (the "Company).

         WHEREAS, the Investor desires to purchase from the Company, and the Company desires to issue and sell to the Investor, up to an aggregate of three million six hundred thousand (3,600,000) shares (3,147,000 shares from the sale of new stock, 253,000 shares from the conversion of the Promissory Note and 200,000 shares from XATA Investment Partners, LLC (Selling Shareholder) of Common Stock, $.01 par value (the "Common Stock") of the Company on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
          PURCHASE AND SALE OF SHARES AND CONVERSION OF DEBT TO EQUITY

         1.1.     SALE OF NEW SHARES OF COMMON STOCK

                  (a) SALES OF NEW SHARES OF COMMON STOCK. Subject to the terms and conditions hereof, at the Closing the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, three million one hundred forty seven thousand (3,147,000) shares of Common Stock (the "Purchased Shares") as noted on Exhibit "B", attached hereto, for the purchase price provided in Section 1.1(b) below.

                  (b) PURCHASE PRICE. The purchase price for the Purchased Shares shall be 82 percent (82%) of the average of the daily Bid and Ask (4:00 p.m. closing) price for the Company's common stock, as reported by the Nasdaq Smallcap Market quotation, for the 30 day period preceding the date of this Agreement (the "Purchase Price").

         1.2      CONVERSION OF DEBT.

                  (a) NOTE OPTION. At the option of the Investor (the "Note Option"), which option shall be exercisable by the Investor after Shareholder Approval (as defined in Article VI herein) but not before August 1, 2001 nor after August 1, 2002 (the "Option Period"), that certain $1,000,000 Promissory Note from the Company to the Investor (the "Note") shall be converted into shares of Common Stock (the "Note Shares") based upon the then unpaid note balance and the Purchase Price.

                  (b) MECHANICS. At any time during the Option Period, the Investor may exercise the Note Option by delivering a written notice (the "Note Option Notice") to the Company setting forth its intention to exercise the Note Option in substantially the form attached hereto as "SCHEDULE 1.2."

         1.3 RESERVATION OF SHARES. The Company shall reserve and keep available for issuance such number of its authorized but unissued shares of its Common Stock as will be sufficient to permit the issuance of the Note Shares. All shares of Common Stock that are so issuable shall, when issued upon conversion, be duly and validly issued and fully paid and non-assessable.

         1.4 USE OF CASH PROCEEDS. The Company shall use the cash proceeds from the sale of the Purchased Shares for working capital and general corporate purposes.

         1.5 AGREEMENTS. Each of the parties hereto agrees at the Closing to enter into the respective agreements described in Article VI to which they are indicated as a party.

         1.6 PURCHASE OF ADDITIONAL SHARES. Investor agrees, for a period of one (1) year from the date of this Agreement, it will not purchase additional shares of the Company without the prior approval of the Company's Board of Directors.


                                   ARTICLE II
                              CLOSINGS; DELIVERIES

         2.1 CLOSINGS. The closings of the purchase and sale of the Purchased Shares (the "Closings") shall occur on August 31, 2000 ("the 1st Closing"), as to the purchase of six hundred thirty thousand (630,000) Purchased Shares and following Shareholder Approval and approval of Deere and Company but before December 31, 2000 (the 2nd Closing"), for the remaining Purchased Shares. The Closings will be held at the offices of Morris, Manning & Martin, L.L.P., Atlanta, Georgia, or at such other place or on such other date as the parties may agree (the 1st and 2nd closings are collectively referred to as the "Closings").

         2.2 DELIVERIES. At the Closings, the Company shall deliver to the Investor certificates, registered in the Investor's name, representing the Purchased Shares, against payment of the Purchase Price. The Company shall also deliver such other instruments and documents as are described in Article VI.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Investor as follows:

         3.1. ORGANIZATION AND STANDING; ARTICLES OF INCORPORATION AND BYLAWS. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Minnesota and is in good standing under such laws. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, operating results, prospects or financial condition of the Company (a "Material Adverse Effect"). The Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company has previously delivered to the Investor true and accurate copies of the Restated Articles of Incorporation and Bylaws, as presently in effect, of the Company.

         3.2. CORPORATE POWER. The Company has all requisite legal and corporate power and authority to enter into this Agreement and the Registration Rights Agreement (the "Transaction Documents") and to sell the Purchased Shares and the Note Shares.

         3.3. SUBSIDIARIES AND AFFILIATES. Except as set forth on SCHEDULE 3.3, the Company does not own or control, directly or indirectly, any interest or investment in any corporation, partnership, association or other form of business entity. For purposes of this Agreement, all references to the Company shall include references to the subsidiaries listed on SCHEDULE 3.3, unless the context requires otherwise.

         3.4. CAPITALIZATION. The authorized capital stock of the Company consists of 8,333,333 shares of Common Stock, $.01 par value, 4,537,028 shares of which are issued and outstanding as of June 30, 2000, and 333,333 shares of preferred stock, of which 40,000 shares have been issued as Series A 8% Convertible Preferred Stock (the "Series A Preferred Stock") and are outstanding as of June 30, 2000,. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. Except as set forth in SCHEDULE 3.4 attached hereto, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock or other securities other than rights created by this Agreement.

         3.5. AUTHORIZATION. All corporate action on the part of the Company and its directors, officers and shareholders necessary for the authorization, execution, delivery and performance of all obligations of the Company under the Transaction Documents and any document contemplated hereby, for the authorization, issuance and delivery of the Purchased Shares, has been (or will be) taken prior to the Closings with respect to issuance of the Purchased Shares and/or Note Shares issued by the Company at the Closings. The Agreement constitutes a valid and binding obligation of the Company and are enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.6. VALIDITY OF STOCK. The Purchased Shares and the Note Shares, when issued, sold and delivered in compliance with the provisions of this Agreement and will be validly issued, fully paid and nonassessable, will be free of any liens or encumbrances, and will not be subject to any preemptive rights, rights of first refusal or redemption rights, other than as provided herein and in the Restated Articles of Incorporation and the Bylaws (the "Bylaws") of the Company. The Purchased Shares and the Note Shares are not subject to any preemptive rights or rights of first refusal or redemption rights (other than as provided herein and in the Restated Articles of Incorporation and the Bylaws) and, upon issuance, will be validly issued, fully paid and non-assessable.

         3.7. MATERIAL LIABILITIES. Except as disclosed on SCHEDULE 3.7 attached hereto, the Company has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except obligations and liabilities incurred in the ordinary course of business that are not individually or in the aggregate material to the Company.

         3.8. CONTRACTS AND COMMITMENTS. Except as disclosed on SCHEDULE 3.8, other than this Agreement, the Company has no contracts, agreements or instruments to which it is a party and that involve a commitment by, or revenue to, the Company in excess of $20,000 annually. All contracts, agreements or instruments to which the Company is a party are valid and binding upon the Company and, to best knowledge and belief of the Company, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms. Neither the Company nor, to best knowledge and belief of the Company, any other party to any such contract, agreement or instrument, has breached any provision of, or is in default under, the terms thereof, and, there are no existing facts or circumstances that would prevent the work in process of the Company or its contracts and agreements from maturing in due course into fully collectible accounts receivable.

         3.9. INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 3.9 hereto sets forth a complete and correct list of (i) all patents (the "Patents"), trademarks, trade names (including all federal and state registration pertaining thereto) and registered copyrights owned by the Company or any subsidiary of the Company (collectively, the "Proprietary Intellectual Property") and (ii) all patents, trademarks, trade names, copyrights, technology and processes used by the Company or any subsidiary of the Company in their businesses which are material to their businesses and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property," and together with the Proprietary Intellectual Property referred to as "Intellectual Property"). A true and complete list of all such licenses and agreements with respect to Licensed Intellectual Property is set forth in SCHEDULE 3.9. Each of the federal, state and other governmental registrations with any country pertaining to the Proprietary Intellectual Property is valid and in full force and effect. The Company owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such rights. No claims are pending against the Company by any person with respect to the use of any

Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same that would be likely to result in a Material Adverse Effect, and the current use by the Company of the Intellectual Property does not in any material respect infringe upon the rights of any third party. SCHEDULE 3.9 sets forth a list of all jurisdictions in which the Company is operating under a trade name, and each jurisdiction in which any such trade name is registered. No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding, nor is the Company aware of any potentially interfering patent or patent application of any third party. To the knowledge of the Company, no person or entity is presently selling or marketing a product which is covered by the Patents, and the Patents have not been challenged or threatened in any way. Further, no current or former Company employee is named as an inventor on any pending patent application. All the Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and to the best knowledge of the Company, there is nothing which would render the Patents invalid or unenforceable, and they are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

         3.10. COMPANY COMPUTER SOFTWARE AND HARDWARE.

                  (a) SCHEDULE 3.10(a) hereto sets forth a true and complete list as of June 30, 2000 of: (a) all software and associated documentation owned by the Company material to the business of the Company, other than custom-developed software developed for and assigned to a Company customer, owned by the Company, (such items set forth on SCHEDULE 3.10(a) together with all software and associated documentation material to the business of the Company developed by the Company since the date of its incorporation are hereinafter referred to as the "Company Proprietary Software"); (b) all software (other than the Company Proprietary Software and "shrink-wrap" software) used in connection with the business of the Company (the "Company Licensed Software" and together with the Company Proprietary Software, the "Company Software"). Subject to any limitations described in Schedule 3.10(a), the Company has all rights that are necessary or appropriate to distribute, license or sublicense the Company Software to third parties and to appoint others to do any of the foregoing. Except as described in SCHEDULE 3.10(a) the Company has all technical and descriptive materials to run its business in accordance with its historical practices, except as would not have a Material Adverse Effect. The Company Proprietary Software consists of: (a) source and object code embodied in magnetic media; and (b) all development and procedural tools, documentation, and manuals necessary to maintain, enhance, develop derivative works, support and service the Company Proprietary Software, including licenses to use compilers, assemblers, libraries and other aids.

                  (b) The Company has a valid right, title and interest in and to all intellectual property rights in the Company Proprietary Software, including all worldwide copyrights, trade secrets, trademarks, moral rights, and proprietary and confidential information rights therein. The Company Proprietary Software is free and clear of all liens, claims and encumbrances, except as noted in SCHEDULE 3.10(b). The use of the Company Licensed Software and the use and distribution of the Company Proprietary Software does not breach any terms of any contract or agreement and is in compliance with all applicable laws, regulations and codes of any foreign, U.S., state or local authority, including without limitation, all U.S. Export Administration

Regulations. The Company has been granted under the license agreements relating to the Company Licensed Software (the "Company License Agreements") valid and subsisting license rights with respect to all software comprising the Company Licensed Software. The Company is in compliance with each of the terms and conditions of each of the Company License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company, in the case of any commercially available "shrink-wrap" software programs (such as Lotus 1-2-3 or Microsoft Word), the Company has not made and is not using any unauthorized copies of any such software programs and, to the knowledge of the Company, none of the employees, agents or representatives of the Company have made or are using any such unauthorized copies, except as would not have a Material Adverse Effect.

                  (c) The Company Proprietary Software and, to the best knowledge and belief of the Company, the Company Licensed Software does not infringe the patent, copyright, or trade secret rights or any other intellectual property right of any third party which may exist anywhere in the world.

                  (d) Except as set forth in SCHEDULE 3.10(d), the Company has not granted rights in the Company Software to any third party except for rights granted to customers in the ordinary course of business pursuant to contracts with customers.

                  (e) To the knowledge of the Company, the Company Software and the related computer hardware used by the Company in its operations (the "Company Hardware") are adequate in all material respects, when taken together with the other assets, resources and personnel of the Company, to run the business of the Company in the same manner as such business has operated, except as would not result in a Material Adverse Effect. SCHEDULE 3.10(e) contains a summary description of any problems experienced by the Company in the past six months with respect to the Company Software or Company Hardware and the provision of services to Company clients which have arisen outside the ordinary course of business and would result in a Material Adverse Effect.

                  (f) To the knowledge of the Company, the Software is "Millennium Compliant" (defined below). For the purposes of this Agreement "Millennium Compliant" means:

                           (i) the functions, calculations, and other computing
processes of the Software (collectively, "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Software, whether before, on, or after January 1, 2000 and whether or not the dates are affected by leap years;

                           (ii) the Company Software accepts, calculates,
compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000;

                           (iii) the Company Software will function without
interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Software, whether before, on, or after January 1, 2000;

                           (iv) the Company Software accepts and responds to
two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and appropriate manner; and

                           (v) the Company Software stores and displays date
information in ways that are unambiguous as to the determination of the century.

         3.11. COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of any term of its Restated Articles of Incorporation or Bylaws or any provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it or its assets are bound; any judgment, decree or order binding upon the Company; or, in any material respect, any statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with the Transaction Documents, the issuance of the Purchased Shares and the Note Shares on the terms set forth in this Agreement will not result in any such violation or be in conflict with or constitute a default under any of the terms or provisions described in the first sentence of this section, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term or provision. There is no such provision that materially and adversely affects the business, financial condition, affairs, operations, properties or assets of the Company taken as a whole. To the knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, patent or trade secret disclosure agreement or any other contract or agreement, by reason of such person's employment by the Company and the nature of the business conducted or to be conducted by the Company.

         3.12. LITIGATION AND OTHER PROCEEDINGS. Except as disclosed on SCHEDULE
3.12 attached hereto, there are no actions, proceedings or investigations pending against the Company, or its respective properties (or any basis therefor or, to the Company's knowledge, threat thereof) that, either in any case or in the aggregate, might result in any Material Adverse Effect or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company, and none that challenges the validity of this Agreement or any action taken or to be taken in connection herewith. The foregoing includes, without limiting its generality, actions pending or, to the knowledge of the Company, threatened (or any threat thereof) involving the prior employment of any of the Company's employees, or their use in connection with the Company's business of any information or techniques allegedly proprietary to any former employers.

         3.13. EMPLOYEES. Except as disclosed on SCHEDULE 3.13 attached hereto, the Company has no employment contracts with any of its employees not expressly terminable at will, and has no collective bargaining agreements covering any of its employees. The Company is not aware of any proposed, threatened or actual union organization activity affecting the Company's current or prospective operations.

         3.14. REGISTRATION RIGHTS. . Except as disclosed on SCHEDULE 3.14 attached hereto, and except as provided for in the Registration Rights Agreement, the Company is under no obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued pursuant to this or any other existing agreement.

         3.15. GOVERNMENTAL CONSENTS. No consent, approval or authorization of, or registration, declaration, designation, qualification or filing with, any governmental authority on the part of the Company, other than the Shareholder Approval and the filing of the Certificate of Amendment, is required in connection with the valid execution and delivery of the Transaction Documents, the offer, sale or issuance of the Purchased Shares and the Note Shares, or the consummation of any other transaction contemplated hereby other than as provided by applicable securities laws.

         3.16. TITLE TO PROPERTY AND ASSETS. Except as disclosed on SCHEDULE
3.16 attached hereto, the Company has good and marketable title to its respective properties and assets and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge.

         3.17. CUSTOMERS AND SUPPLIERS. As of June 30, 2000, the Company has no knowledge that any customer or supplier of the Company has taken or contemplates taking any steps that could disrupt the business relationship of the Company with such customer or supplier or could result in a diminution in the value of the Company, in either case in a manner that would have a material adverse effect on business or financial condition of the Company.

         3.18. MINUTE BOOKS. The minute books of the Company provided to the Investor contain a materially complete summary of all meetings of directors and shareholders since January 1, 1998, and reflect all transactions referred to in such minutes accurately in all material respects.

         3.19. LICENSES AND PERMITS; COMPLIANCE WITH LAW. The Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. The Company is presently conducting its business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, the Company is not presently charged with or, to the knowledge of the Company, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation. The Company is not presently the subject of any pending or, to the Company's knowledge, threatened adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations. None of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will result in the termination of any such license, certificate, permit, franchise or right held by the Company.

         3.20. EMPLOYMENT; NO CONFLICTING AGREEMENTS. None of the officers, directors, or key employees of the Company are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with his or her obligation to use his or her best efforts to promote the interests of the Company or that would conflict with the business of the Company as presently, or proposed to be, conducted.

         3.21. INDEBTEDNESS TO DIRECTORS AND OFFICERS. Except as disclosed on
SCHEDULE 3.21, the Company is not indebted to any of its directors or officers or party to any contract with any affiliate of its directors or officers, and, to the knowledge of the Company, none of such directors or officers has a claim of any nature against the Company.

         3.22. DISCLOSURE. No representation or warranty by the Company in the Transaction Documents or in any written statement or certificate furnished to the Investor in connection with the transactions contemplated by the Transaction Documents contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements made not misleading in light of the circumstances under which they were made.

         3.23. TAX MATTERS. The Company has accurately prepared and timely filed all income and other tax returns, if any, that are required to be filed, and has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to said returns or pursuant to any assessment that has or may be received from any taxing authority. There are no outstanding agreements by the Company for the extension of time for the assessment of any tax. The United States income tax returns of the Company have not been audited by the Internal Revenue Service. No deficiency assessment or proposed adjustment of the Company's United States income tax or state or municipal taxes is pending, nor is the Company liable for any tax to be imposed upon the Company's properties or assets for which there is not an adequate reserve reflected in the Financial Statements, as defined in Section 3.28.

         3.24. ENVIRONMENTAL LAWS.

                  (a) The Company (i) is in substantial compliance with any and all applicable foreign, Federal, state and local laws and regulations relating to the protection of human health and safety or emissions, discharges, releases, threatened releases, removal, remediation or abatement of pollutants, contaminants, chemicals or industrial, hazardous or toxic substances or wastes into or in the environment (including air, surface water, ground water or land) or otherwise used in connection with the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or wastes, as defined under such applicable laws ("Environmental Laws"), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except to the extent that the matters within clauses (i), (ii) or (iii) above would not result in a Material Adverse Change.

                  (b) There is no substance designated a "hazardous substance," "hazardous waste" or "hazardous constituent" by any Environmental Law, including asbestos, petroleum, urea formaldehyde insulation and petroleum by-products ("Hazardous Substance") present at any of the real property currently owned or leased by the Company, except to the extent that such presence could not reasonably be expected to result in a Material Adverse Change; and with respect to such real property, to the knowledge of the Company, there has not occurred (i) any release or any threatened release of a Hazardous Substance or (ii) any discharge or threatened discharge of any Hazardous Substance into the ground, surface or navigable waters, which discharge or threatened discharge violates any Federal, state, local or foreign laws, rules or regulations concerning water pollution.

                  (c) The Company has not disposed of, transported or arranged for the transportation or disposal of any Hazardous Substance where such disposal, transportation or arrangement would give rise to liability pursuant to any Environmental Law other than any such liabilities that could not reasonably be expected to result in a Material Adverse Change.

         3.25. EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Except as set forth on SCHEDULE 3.25(a), there are no and have never been any "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees (or former employees) employed in the United States, maintained or contributed to by the Company or any ERISA Affiliate (as hereinafter defined), or to which the Company or any ERISA Affiliate contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, of which the Company is a member. With respect to any Pension Benefit Plan, the Company has delivered or made available to the Investor hereto true, complete and correct copies of each Pension Benefit Plan, related trust agreement, annuity contract, summary plan description, plan document, most recent IRS determination letter and Form 5500 filings for the past three (3) reporting years. Each Pension Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code. No Pension Benefit Plan is subject to funding or termination insurance under Title IV of ERISA. During the last five years, to the Company's knowledge, there has been with respect to any Pension Benefit Plan no "prohibited transaction" within the meaning of Section 406 of ERISA and Section 4975 of the Code that was not otherwise exempt from the provisions thereof.

                  (b) Except as set forth on SCHEDULE 3.25(b), the Company has not and has never had any "welfare benefit plans" (as defined in Section 3(1) of ERISA and including medical, dental, life insurance and disability benefits) covering employees (or former employees) employed in the United States, maintained or contributed to by the Company and, to the extent covering employees (or former employees) employed in the United States, any plans, policies, programs, agreements, understandings or arrangements providing compensation or other benefits to employees and former employees, including all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by the Company ("Welfare Plans"). With respect to each Welfare Plan, the Company has delivered or made available to the Investor true, complete and correct copies of each Welfare Plan, insurance contract, summary plan description, plan document, ADP/ACP test reports and Form 5500 filings for the past three (3) reporting years. Each Welfare Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code. With respect to any Welfare Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), no such Welfare Plan provides benefits including death or medical benefits beyond termination of employment or retirement, except as otherwise required by law, and each Welfare Plan may be amended or terminated without liability at any time by the Company. To the extent required, the Welfare
Plans have complied with the continuation coverage requirements of Sections
601 through 609 of ERISA and Sections 162(k) and 4980B of the Code and with the notice and coverage certification requirements of Section 701 of ERISA and Section 9801 of the Code with respect to all employees, their dependents and beneficiaries. During the last five years, to the Company's knowledge, there has been with respect to any Welfare Plan no "prohibited transaction" within the meaning of Section 406 of ERISA and Section 4975 of the Code that was not otherwise exempt from the provisions thereof.

                  (c) Neither the Company nor any ERISA Affiliate is required to contribute, and neither has ever been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA. Neither the Company nor any ERISA Affiliate has ever withdrawn (in a partial or complete withdrawal) from or incurred any liability (including any contingent liability under Section 4204 of ERISA) with respect to any such multi-employer plan covering employees (or former employees) employed in the United States.

         3.26. BROKERS. Except as disclosed on SCHEDULE 3.26 attached hereto, neither the Company nor any of the officers, directors, employees or stockholders of the Company has employed any broker or finder in connection with the transactions contemplated by this Agreement.

         3.27. COMMON STOCK. The Company has registered its Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the Company has maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the Nasdaq SmallCap Market.

         3.28. SEC DOCUMENTS. The Company has delivered or made available to the Investor true and complete copies of its filings with the Securities and Exchange Commission for the fiscal years ended September 30, 1998 and 1999 (the SEC Documents) including, without limitation, proxy information and solicitation materials. The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except
(i) as may be otherwise indicated in such Financial Statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may include summary notes and may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         3.29. CHANGES. Except as disclosed on SCHEDULE 3.29 attached hereto, since the date of the Financial Statements, there has not been:

                  (a) any change in the assets, liabilities, financial condition, or operations of the Company considered in the aggregate from that reflected in the Financial Statements, except changes in the ordinary course of business that would not constitute, either individually or in the aggregate, a Material Adverse Effect;

                  (b) any change (individually or in the aggregate), in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise;

                  (c) any damage, destruction, or loss, whether or not covered by insurance, that could constitute a Material Adverse Effect;

                  (d) any loans made by the Company to its employees, officers, or directors other than travel advances made in the ordinary course of business;

                  (e) any increases in the compensation of any of the Company's employees, officers, or directors;

                  (f) any declaration or payment of any dividend, other than the dividend related to the Series A Preferred Stock, or other distribution of the assets of the Company;

                  (g) any issuance or sale by the Company of any shares of Common Stock or other securities;

                  (h) any other event or condition of any character that could result in a Material Adverse Effect; or

                  (i) any agreement or commitment by the Company to do any of the things described in this Subsection 3.29.

         3.30. EXEMPTION FROM REGISTRATION; VALID ISSUANCES. The sale and issuance of the Purchased Shares and the Note Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Rule 4(2), Regulation D and/or any applicable state law.

         3.31. NO GENERAL SOLICITATION OR ADVERTISING IN REGARD TO THIS TRANSACTION. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the Purchased Shares or the Note Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the security under the Securities Act.

         3.32. NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the security under the Securities Act.

         3.33.    MATERIAL NON-PUBLIC INFORMATION. Except as disclosed on
SCHEDULE 3.33 attached hereto, the Company is not in possession of, nor has the Company or its agents disclosed to the Investor, any material non-public information that (i) if disclosed, would, or could reasonably be expected to have, an effect on the price of the Common Stock and (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         The Investor represents and warrants to the Company that:

         4.1 INTENT. The Investor is entering into this Agreement for its own account and the Investor has no view to the distribution of the Purchased Shares or the Note Shares, and has no present arrangement (whether or not legally binding) at any time to sell the Purchased Shares or the Note Shares, to or through any person or entity.

         4.2 SOPHISTICATED INVESTOR. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Common Stock. The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

         4.3 AUTHORITY. Each of the Transaction Documents has been duly authorized by all necessary corporate action and no further consent or authorization of the Investor, or its Board of Directors or stockholders is required. Each of the Transaction Documents was validly executed and delivered by the Investor and each is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         4.4 NOT AN AFFILIATE. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

         4.5 ORGANIZATION AND STANDING. The Investor is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

         4.6 ABSENCE OF CONFLICTS. The execution and delivery of the Transaction Documents and any other document or instrument contemplated hereby, and the consummation of the transactions contemplated thereby, and compliance with the requirements thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, or, to the Investor's knowledge, (b) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, (c) conflict with or constitute a material default thereunder, (d) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or (e) require the approval of any third-party (that has not been obtained) pursuant to any material contract to which the Investor is subject or to which any of its assets, operations or management may be subject.

         4.7 DISCLOSURE; ACCESS TO INFORMATION. The Investor has received all documents, records, books and other information pertaining to the Investor's investment in the Company that have been requested by the Investor. The Investor has received and reviewed copies of the SEC Documents.

         4.8 MANNER OF SALE. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

         4.9 RESALE RESTRICTIONS. It is acknowledged by the Investor that any Common Stock to be acquired by the Investor have not been registered under the federal securities laws or any applicable state securities laws in reliance upon exemptions available for non-public or limited offerings. The Investor understands that it must bear the economic risk of the investment in the Common Stock because it has not been so registered and therefore are subject to restrictions upon transfer such that they may not be sold or otherwise transferred unless registered under the applicable securities laws or an exemption from such registration is available. The Investor will not reoffer, sell, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of any Common Stock in the absence of an effective registration statement, qualification or authorization relating thereto under federal and applicable state securities laws or an opinion of qualified counsel satisfactory to the Company to the effect that the proposed transaction will neither constitute or result in any violation of the federal or state securities laws. Subject to Section 7.3 of this Agreement, any certificate or other document that may be issued representing any shares of Common Stock may be endorsed with a legend to this effect.

                                    ARTICLE V
                      CONDITIONS TO CLOSING OF THE COMPANY

         The obligations of the Company to sell the Purchased Shares and the Note Shares are subject to the fulfillment on or prior to each of the Closings of such sales on the following conditions:

         5.1      REPRESENTATIONS. The representations made by the Investor in
Article IV hereof shall be true and correct in all material respects when made and shall be true and correct on each of the Closings with the same force and effect as if they had been made on and as of said date.

         5.2 PERFORMANCE. All covenants, agreements and conditions contained in this the Transaction Documents to be performed by or complied with by the Investor on or prior to the date of each of the Closings shall have been performed or complied with in all material respects.

         5.3 DELIVERY OF PURCHASE PRICE. The Investor shall have delivered to the Company, against delivery of certificates evidencing the Purchased Shares, the Purchase Price.


                                   ARTICLE VI
                      CONDITIONS TO CLOSING OF THE INVESTOR

         The obligation of the Investor to purchase the Purchased Shares is subject to the fulfillment, on or prior to the date of each of the Closings of such purchases, of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Article III shall be true and correct in all material respects when made, and shall be true and correct on the date of each of the Closings with the same force and effect as if they had been made on and as of said date.

         6.2 PERFORMANCE. All covenants, agreements and conditions contained in this the Transaction Documents to be performed or complied with by the Company on or prior to the date of each of the Closings shall have been performed or complied with in all respects.

         6.3 CERTIFICATE OF DESIGNATION. With respect to the 2nd Closing only, the Company shall have obtained Shareholder Approval and the Amendment of Restated Articles shall have been filed with the Secretary of State of the State of Minnesota.

         6.4 OPINION OF THE COMPANY'S COUNSEL. The Investor shall have received the opinion of Moss & Barnett, PA, counsel for the Company, dated as of each of the Closings, in form and substance reasonably satisfactory to the Investor and the Investor's counsel covering such matters as the Investor and its counsel may reasonably request.

         6.5 AUTHORIZATIONS. All authorizations, approvals or permits of any Governmental Authority that are required in connection with the lawful issuance and sale of the Purchased Shares shall have been duly obtained and shall be effective on and as of the date of each of the Closings.

         6.6 REGISTRATION RIGHTS AGREEMENT. The Company and the Investor shall have entered into the Registration Rights Agreement.

         6.7 CERTIFICATES. The Company shall have delivered to the Investor a certificate representing the Purchased Shares which shall be issued in the Investor's name.

         6.8 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Investor a certificate, executed by an authorized executive officer or director of the Company, dated the date of each of the Closings, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.4 of this
Article VI.

         6.9 SHAREHOLDER APPROVAL. With respect to the 2nd Closing, the holders of the Company's Common Stock and Series A Preferred Stock shall have approved the amendment of the Company's Restated Articles of Incorporation and the issuance of the Shares in excess of 982,463 shares (19.9%) to the Investor, and the Company shall have delivered satisfactory evidence thereof ("Shareholder Approval").

         6.10 BUSINESS COMBINATION. The Company shall have complied with the requirements of Section 302A.673 of the Minnesota Business Corporation Act, and the Company shall have delivered satisfactory evidence thereof.

         6.11 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Investor and its legal counsel.

         6.12 QUALIFICATION UNDER STATE SECURITIES LAWS. All registrations, qualifications, permits and approvals required under applicable state securities laws shall have been, or will be obtained within the legally required time period for the lawful execution, delivery and performance of the Transaction Documents.

         6.13 SUPPORTING DOCUMENTS. The Investor shall have received (a) copies of resolutions of the Board of Directors and, as to the 2nd Closing only, the shareholders, certified by the Secretary of the Company, authorizing the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto; and (b) a certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute the documents referred to in Section 6.12 above and further certifying that the Restated Articles of Incorporation, and the Bylaws delivered to the Investor at the time of the execution of this Agreement have been validly adopted and have not been amended or modified, except to the extent provided in the Certificate of Amendment.

         6.14 NO SUSPENSION OF TRADING IN OR DELISTING OF COMMON STOCK. The trading of the Common Stock shall not have been suspended by the SEC, the Nasdaq SmallCap Market or the NASD and shall not have been delisted from the Nasdaq SmallCap Market.

         6.15 SHAREHOLDER VOTE. The issuance of the Purchased Shares shall not violate the shareholder approval requirements of the Nasdaq SmallCap Market.

         6.16 NO ADVERSE EVENTS. Neither the business, assets or condition, financial or otherwise, of the Company taken as a whole shall have been materially adversely affected in any manner.

         6.17     DUE DILIGENCE AND OTHER DOCUMENTS.

                  (a) With respect to the 1st Closing, the Investor shall have satisfactorily completed due diligence in regards to intellectual property matters of the Company and shall, in its sole discretion, be satisfied with the results thereof.

                  (b) With respect to the 2nd Closing, the Company shall have delivered to the Investor such other documents, certificates and opinions as the Investor reasonably requests, including without limitation copies of each agreement and other document, list or statement requested by the Investor or required to be disclosed in each Schedule to this Agreement. In the reasonable exercise of the Investor's judgement, the Investor's due diligence investigation of the Company as provided in Section 7.9 hereof shall have been satisfactorily completed and the Investor shall, in its sole discretion, be satisfied with the results thereof.

         6.18     APPROPRIATIONS COMMITTEE APPROVAL.

                  (a) With respect to the 1st Closing, the Appropriations Committee of Deere and Company shall have approved this Agreement.

                  (b) With respect to the 2nd Closing, the Appropriations Committee and the Board of Directors of Deere and Company shall have approved the 2nd Closing.

         6.19 BETA TESTING OF JAVALAN PRODUCT. With respect to the 2nd Closing, the Company shall have provided to the Investor a beta version of the Javalan product, and the Investor shall have completed beta testing of such product and shall, in its sole discretion, be satisfied with the results thereof.

         6.20 HART-SCOTT-RODINO. With respect to the 2nd Closing and the exercise of the Note Option, any filings necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have been made and any waiting periods shall have expired or been terminated by the Federal Trade Commission.

                                   ARTICLE VII
                            COVENANTS OF THE COMPANY

         7.1      SPECIAL MEETING OF SHAREHOLDERS.

                  (a) The Company shall call and hold a special meeting of shareholders (the "Special Meeting") as promptly as practicable after the date hereof for the purpose of voting upon the following matters:

                           (i) an amendment to the Restated Articles of
Incorporation (the "Certificate of Amendment") increasing the number of shares of authorized Common Stock to 12,000,000 shares and removing the reservation of voting rights solely to common shares; and

                           (ii) the sale and issuance by the Company of
securities equal to 20% or more of the Common Stock outstanding at less than the market value of the Common Stock in accordance with the requirements of the Nasdaq SmallCap Market.

                  (b) Immediately following the approval by the shareholders of the Certificate of Amendment, if such approval is obtained, the Company shall file the Certificate of Amendment with the Secretary of State of the State of Minnesota.

                  (c) The Company shall use its best efforts to ensure that its directors and officers vote in favor of the matters described in subsection (a)(i) and (ii) of this Section 7.1.

         7.2 LISTING OF COMMON STOCK. The Company shall exercise best efforts to maintain the listing of the Common Stock on the Nasdaq SmallCap Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and the Nasdaq SmallCap Market.

         7.3 LEGENDS. The certificates evidencing the Purchased Shares and the Note Shares shall be free of legends, except as provided for in
Section 9.11.

         7.4 CORPORATE EXISTENCE. The Company shall take all steps necessary to preserve and continue the corporate existence of the Company.

         7.5 ADDITIONAL SEC DOCUMENTS. The Company shall deliver to the Investor, as and when the originals thereof are submitted to the SEC for filing, copies of all SEC Documents so furnished or submitted to the SEC.

         7.6 CONSOLIDATION; MERGER. The Company shall not, at any time after the date hereof, and prior to the earlier of December 31, 2000 or the 2nd Closing, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity(i) without the prior written consent of the Investor and (ii) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

         7.7 ISSUANCE OF SHARES. The sale of the Purchased Shares and the Note Shares shall be made in accordance with the provisions and requirements of Regulation D and any applicable state law.

         7.8 NOMINATIONS TO BOARD OF DIRECTORS. The Investor shall have the right to nominate two individuals (the "Initial Investor Designees") for election to the Board of Directors, which number shall increase to three individuals upon the 2nd Closing (the "Additional Investor Designee", together with the Initial Investor Designees, the "Investor Designees"). As promptly as practicable after the 1st Closing, the Company shall use its best efforts to obtain the resignation of one current member of the Board of Directors and cause the nomination and election to the two vacant director positions the Initial Investor Designees. Upon the 2nd Closing, the Company shall use its best efforts to obtain the resignation one member of the Board of Directors, which member shall not be an Investor Designee, and cause the nomination and election of the Additional Investor Designee to the vacant director position thereby created, and at the next annual or special meeting of stockholders of the Company held for the purpose of electing directors, the Company shall use its best efforts to cause the nomination and election of the Investor Designees. In connection therewith, the Company agrees to solicit proxies for, and recommend that its stockholders vote in favor of, the Investor Designees. If an Investor Designee shall cease to be a member of the Board of Directors for any reason other than expiration of his or her term, the Company shall promptly, upon the request of the Investor, use its best efforts to cause the election or appointment of a person selected by the Investor to replace such designee.

         7.9 FULL ACCESS. From the date hereof to the earlier of December 31, 2000 or the 2nd Closing, the Investor may, through its employees, agents and representatives, make or cause to be made such investigation of the Company as the Investor deems necessary or advisable and shall have full access to the auditors and attorneys of the Company. The Company shall permit the Investor and its employees, agents and representatives, on reasonable notice, to have access during normal business hours to its premises, personnel and books and records. The Company shall cooperate to provide access to its customers, clients, suppliers, lenders and such other parties as the Investor may reasonably request. The Company shall, and shall cause its officers, attorneys and accountants to furnish the Investor with such financial and operating data and other information as the Investor from time to time shall reasonably request. No investigation by the Investor shall in any way affect or otherwise diminish the representations, warranties and covenants of the Company hereunder.

         7.10 RESTRICTIONS PENDING THE 2ND CLOSING. The Company shall not, at any time after the date hereof, and prior to the earlier of December 31, 2000 or the 2nd Closing, except as expressly provided for in this Agreement or as consented to in writing by the Investor:

                  (a) amend its Restated Articles of Incorporation or Bylaws, except as contemplated in section 7.1;

                  (b) split, combine or reclassify any shares of the Company's capital stock;

                  (c) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

                  (d) take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in Article III becoming untrue or (ii) any of the conditions to the obligations of the Investor set forth in Article VI not being satisfied; or

                  (e) enter into any agreement or commitment to do any of the foregoing.

         7.11 ADDITIONAL AFFIRMATIVE COVENANTS. In addition, the Company shall, or shall cause each of its subsidiaries, as applicable, to:

                  (a) promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company shall pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor;

                  (b) promptly pay, or cause to be paid, when due, in conformance with customary trade terms, all other indebtedness incident to the operations of the Company and its subsidiaries, if any;

                  (c) keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto;

                  (d) comply, and cause its subsidiaries, if any, to comply, in all material respects, at all times with the provisions of all leases to which any of the Company and its subsidiaries is a party or under which any of them occupies real property;

                  (e) keep its assets and those of its subsidiaries that are of an insurable character insured by reputable insurers against loss or damage by fire and explosion in amounts customary for companies in similar businesses similarly situated; and maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

                  (f) keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis;

                  (g) duly observe and conform to, and cause its subsidiaries, if any, to so observe and conform to, in all material respects, all valid requirements of governmental authorities relating to the conduct of their businesses or to their property or assets; and

                  (h) maintain in full force and effect its corporate existence, rights and franchises and use its commercially reasonable efforts to maintain in full force and effect all licenses and other rights to use patents, processes, licenses, trademarks, service marks, trade names or copyrights owned or possessed by it or any subsidiary and necessary to the conduct of its business.

         7.12 NEGATIVE COVENANTS. The Company shall not, without the Investor's prior written consent, do any of the following:

                  (a) merge, consolidate or exchange shares with another corporation or entity or otherwise dispose of any of its assets other than in the ordinary course of business;

                  (b) incur any debts, outside the ordinary course of business, which would have a material adverse effect on the Company;

                  (c) pay or declare any dividends on its Common Stock (except for stock dividends) or redeem, retire or otherwise acquire any of its capital stock;

                  (d) make any change in the Company's capital structure which would have a material adverse effect on the Company;

                  (e) during any calendar year (i) pay to any officer or senior manager compensation (including salary, bonus and benefits) which materially exceeds the compensation customarily paid to management in companies of similar size, of similar maturity and in similar businesses or
(ii) change the compensation for any officer or senior manager other than such changes as are approved by a majority of the disinterested members of the Board of Directors or any compensation committee thereof;

                  (f) enter into any transaction, including, without limitation, any loans or extensions of credit, with any employee, consultant, officer, director or holder of five percent (5%) of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such employees, consultants, officers, directors or 5% stockholders or members of their immediate families (i) on terms less favorable to the Company than it would obtain in an arms-length transaction between unrelated parties, or (ii) except in the case of any transaction or series of transactions entered into in the ordinary course of business and involving less than $5,000 in the aggregate;

                  (g) except as provided for or approved in an annual budget approved by the Board of Directors, (i) enter into any agreement, commitment or plan involving an acquisition, investment or expenditure in excess of $50,000, or (ii) incur, assume, guarantee, endorse or otherwise become directly or contingently liable for any obligation in excess of $50,000, in a transaction or series of transactions;

                  (h) enter into any material transaction outside the ordinary course of business; or

                  (i)      agree to do any of the foregoing.

         7.13 ISSUANCE OF ADDITIONAL SHARES. The Company shall not, without the approval of a majority of Board of Directors, which approval shall include the affirmative vote of at least one of the Investor Designees, authorize or issue, or obligate itself to issue, any additional shares of any class or series of capital stock of the Company or any obligation or security exercisable for, convertible into or exchangeable for shares of any class or series of capital stock of the Company, other than as contemplated by this Agreement; PROVIDED, HOWEVER, that the provisions of this Section 7.13 shall not apply to the issuance of shares of Common Stock or stock options or other rights exercisable for Common Stock issued on or after the date hereof to directors, officers, employees or consultants of the Company pursuant to any currently existing stock option plan or agreement, employee stock ownership plan or employee benefit plan.


                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 OBLIGATION TO INDEMNIFY. Subject to the limitations set forth in this Article VIII, each party hereto shall indemnify and hold the other party harmless from and against any and all losses, claims, damages, expenses or liabilities (including, without limitation, the costs of any investigation or suit and counsel fees related thereto) ("Damages") asserted against, imposed upon or incurred by such other party resulting from a breach by the indemnifying party of any of its representations, warranties or covenants made in the Transaction Documents or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished pursuant to the Transaction Documents.

         8.2      GENERAL INDEMNIFICATION PROCEDURES.

                  (a)      A party seeking indemnification pursuant to Section
8.1 (an "INDEMNIFIED PARTY") shall give prompt notice to the party from whom such indemnification is sought (the "INDEMNIFYING PARTY") of the assertion of any indemnifiable claim for Damages or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). If any Indemnifying Party shall be obligated to indemnify an Indemnified Party hereunder, such Indemnifying Party shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled.

                  (b) The Indemnifying Party shall have the right exercisable by written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a person not a party to this Agreement (other than an Affiliate (as defined in Section 9.3) of any party hereto) in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense and control the settlement of such Third Party Claim. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

                  (c)      No action or claim for indemnification under
Section 8.1 arising out of or resulting from a breach of representations and warranties contained in Articles III and IV herein shall be brought or made until such time as all indemnifiable claims of a party exceed $20,000 or after the period concluding on the third anniversary of the Closing Date (the "Expiration Date"); provided, however, that the foregoing time limitations shall not apply to: (i) any of the representations and warranties contained in Sections 3.2, 3.4, 3.5 and 3.6., each of which shall survive indefinitely;
(ii) any such claims that have been the subject of a good faith written notice from the Indemnified Party to the Indemnifying Party, prior to the Expiration Date, which notice specifies in reasonable detail the nature and basis for such claim (which shall survive until the final resolution of such claim), or
(iii) the warranties and representations set forth in Section 3.23 hereof, which shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Dates, which shall be deemed to be the Expiration Date for Section 3.23.


                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Georgia.

         9.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the closings of the transactions contemplated hereby.

         9.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Article IX, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Investor. The rights, remedies and entitlements of the Investor under this Agreement may be assigned in full or in part at any time after the date of this Agreement to an Affiliate (as defined below). Any assignment to a non-Affiliate shall require prior written consent of the Company. No such assignment, whether to an Affiliate or a non-Affiliate, shall be effective unless the transferee, as a condition to such transfer, agrees in writing that he or it will receive and hold such securities subject to the provisions of this Agreement. In all cases of assignment, the Investor shall give the Company written notice, stating the name and address of said transferee and identifying the securities that are being assigned. For purposes of this Article IX, an "Affiliate" shall mean any direct or indirect general or limited partner or member, and a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Investor. The Company may not assign its rights hereunder.

         9.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Registration Rights Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, but only by a written instrument signed by the holders of at least a majority of the shares of Purchase Shares then issued and outstanding and a representative of the Company so authorized by its Board of Directors.

         9.5 NOTICES. All notices and other communications required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or three (3) business days following upon deposit with the United States Postal Service, by certified mail, return receipt requested, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Investor, at

         John Deere Special Technologies Group, Inc.
         300 Grimes Bridge Road
         Roswell, Georgia 30075
         ATTN:  James E. Heerin

with a copy to:

         Morris, Manning & Martin, L.L.P.
         3343 Peachtree Road, N.E.
         Suite 1600
         Atlanta, Georgia 30326
         ATTN:  Jeffrey L. Schulte, Esq.

or at such other address as the Investor shall have furnished to the Company or (b) if to the Company, at

         Xata Corporation
         151 East Cliff Road, Ste 10
         Burnsville, MN 55337
         ATTN:  Gary C. Thomas

with a copy to

         Moss & Barnett, PA
         4800 Wells Fargo Center
         90 South 7th Street

         Minneapolis, Mn 55402
         ATTN:  Janna R. Severance

or at such other address as the Company shall have furnished to the Investor.

         9.6 DELAYS OR OMISSIONS: REMEDIES CUMULATIVE. No delay or omission to exercise any right, power or remedy accruing to the Investor, upon any breach or default under this Agreement, shall impair any such right, power or remedy of the Investor or be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All of the Investor's remedies, either under this Agreement, or by law or otherwise afforded to the Investor, shall be cumulative and not alternative.

         9.7 AGENT'S FEES. Except as set forth in SCHEDULE 3.26, each party (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement (except as disclosed to the other parties hereto as of the date hereof) and (ii) hereby agrees to indemnify and to hold the other parties harmless of and from any liability for commissions or compensation in the nature of an agent's, finder's or broker's fee to any broker or other person or firm (and the cost and expenses of defending against such liability or asserted liability) for which said party is responsible.

         9.8 EXPENSES. Each party shall bear its own expenses and legal fees (and expenses and disbursements of its legal counsel) incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

         9.9 CONSTRUCTION OF CERTAIN TERMS. The titles of the articles, sections, and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Wherever the words "including," "include" or "includes" are used in this Agreement, they shall be deemed followed by the words "without limitation." References to any gender shall be deemed to mean any gender.

         9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         9.11 LEGENDS. Each of the Purchased Shares and the Note Shares will bear the following legend:

                  The securities represented by this certificate and the securities issuable upon conversion hereof have not been registered with the United States Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act"), or the securities commission of any state under any state securities law. The securities represented by this certificate may not be offered, sold or otherwise transferred unless (i) a registration statement under the Securities Act and any applicable state securities laws shall have become effective with regard thereto, or (ii) in the opinion of counsel acceptable to the Company, registration under the Securities Act and applicable state securities laws is not required in connection with such proposed transfer.

         9.12 TIMELY PERFORMANCE. Time is of the essence as to the performance of the obligations required of the respective parties under this Agreement.

                                    ARTICLE X
                                   TERMINATION

         10.1 TERMINATION.

                  (a) This Agreement may be terminated at any time prior to the 2nd Closing whether before or after the Special Meeting:

                           (i) by mutual written consent of the Company and the Investor, effective as of the date specified in the mutual consent; or

                           (ii) by either the Company or the Investor, effective as of the date of mailing or other transmission of notice, if a court of competent jurisdiction or other governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the purchase by the Investor or the issuance by the Company of the Purchased Shares or Note Shares; or

                           (iii) by the Company or the Investor, effective as of the date of mailing or other transmission of notice, at any time prior to the 2nd Closing, if there has been a material breach of any representation, warranty, covenant or agreement, or a failure to satisfy any condition precedent to closing on the part of the other party set forth in the Agreement, which breach or failure would impair the ability of the breaching party to consummate the transactions contemplated by the Agreement and which, in the case of a failure of a condition precedent, is such that it cannot be cured prior to the date fixed for closing; provided, however, that such termination shall not limit limitation for such breach of the Agreement.

                  (b) If not terminated prior to the 2nd Closing as provided in this Article X, this Agreement shall terminate if the 2nd Closing does not occur on or before December 31, 2000, or such later date to which the parties may reasonably agree.

                  (c) This Agreement shall terminate, with the exception of the provisions of Article VIII herein, at such time after the 2nd Closing as the Investor owns less than ten percent (10%) of the issued and outstanding Common Stock of the Company.

         IN WITNESS WHEREOF, the Company and the Investor have executed and delivered this Agreement as of the day and year first above written.

                                  COMPANY:

                                  Xata Corporation

                                  By:      /s/ William P. Flies
                                      --------------------------------------
                                  Its:    CTO
                                      --------------------------------------

                                  INVESTOR:

                                  John Deere Special Technologies Group, Inc.

                                  By:   /s/ Charles R. Stamp, Jr.
                                      --------------------------------------
                                        Charles R. Stamp, Jr., President